Calculation of Filing Fee Tables
S-8
Annexon, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Annexon, Inc. 2020 Equity Incentive Plan	Other	5,974,512	$ 5.13	$ 30,649,246.56	0.0001381	$ 4,232.66
2	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the Annexon, Inc. Employee Stock Purchase Plan	Other	1,493,628	$ 4.37	$ 6,527,154.36	0.0001381	$ 901.40
Total Offering Amounts:						$ 37,176,400.92		$ 5,134.06
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 5,134.06
Offering Note
[1]	The amount to be registered represents additional shares of common stock available for issuance under the Annexon, Inc. 2020 Equity Incentive Plan (the "2020 Plan") pursuant to the evergreen provisions of the 2020 Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Registrant's common stock that become issuable under the 2020 Plan as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's common stock, as applicable. The proposed maximum offering price per share and proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the average of the high and low prices of the Registrant's common stock as reported on the Nasdaq Global Select Market on March 24, 2026 (the "Average Price").

[2]	The amount to be registered represents additional shares of common stock available for issuance under the Annexon, Inc. Employee Stock Purchase Plan (the "ESPP") pursuant to the evergreen provisions of the ESPP. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Registrant's common stock that become issuable under the ESPP as a result of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase to the number of outstanding shares of Registrant's common stock, as applicable. The proposed maximum offering price per share and proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act and based upon the Average Price, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the ESPP.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources